                                                       OMB APPROVAL
                                                   -----------------------------
                        UNITED STATES              OMB Number:        3235-0145
              SECURITIES AND EXCHANGE COMMISSION   Expires:     August 31, 1999
                   Washington, D.C.  20549         Estimated average burden
                                                   hours per response . . .14.90



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*


                            SCC Communications Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   78388X-10-1
                        ---------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /  Rule 13d-1(b)
           / /  Rule 13d-1(c)
           /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 pages

---------------------                                         ------------------
CUSIP No. 78388X-10-1               13G                       Page 2 of 17 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Boston Capital Ventures III, Limited Partnership
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

       NUMBER OF                   0
                        --------------------------------------------------------
         SHARES             6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   1,747,657
                        --------------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                    0
                        --------------------------------------------------------
         WITH:              8      SHARED DISPOSITIVE POWER

                                   1,747,657
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,747,657
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
   INSTRUCTIONS)  / /


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   PN
--------------------------------------------------------------------------------


                               Page 2 of 17 pages

---------------------                                         ------------------
CUSIP No. 78388X-10-1               13G                       Page 3 of 17 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Boston Capital Ventures II Limited Partnership
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

       NUMBER OF                   0
                        --------------------------------------------------------
         SHARES             6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   1,747,657
                        --------------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                    0
                        --------------------------------------------------------
         WITH:              8      SHARED DISPOSITIVE POWER

                                   1,747,657
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,747,657
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
   INSTRUCTIONS)  / /


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   PN
--------------------------------------------------------------------------------


                               Page 3 of 17 pages

---------------------                                         ------------------
CUSIP No. 78388X-10-1               13G                       Page 4 of 17 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Boston Capital Ventures Limited Partnership
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

       NUMBER OF                   0
                        --------------------------------------------------------
         SHARES             6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   1,747,657
                        --------------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                    0
                        --------------------------------------------------------
         WITH:              8      SHARED DISPOSITIVE POWER

                                   1,747,657
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,747,657
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
   INSTRUCTIONS)  / /


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   PN
--------------------------------------------------------------------------------


                               Page 4 of 17 pages

---------------------                                         ------------------
CUSIP No. 78388X-10-1               13G                       Page 5 of 17 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   A. Dana Callow, Jr.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA

--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

       NUMBER OF
                        --------------------------------------------------------
         SHARES             6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   1,747,657
                        --------------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                        --------------------------------------------------------
         WITH:              8      SHARED DISPOSITIVE POWER

                                   1,747,657
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,747,657
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
   INSTRUCTIONS)  / /


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   IN
--------------------------------------------------------------------------------


                               Page 5 of 17 pages

---------------------                                         ------------------
CUSIP No. 78388X-10-1               13G                       Page 6 of 17 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   H.J. von der Goltz
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Guatemala

--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

       NUMBER OF                   0
                        --------------------------------------------------------
         SHARES             6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   1,747,657
                        --------------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                    0
                        --------------------------------------------------------
         WITH:              8      SHARED DISPOSITIVE POWER

                                   1,747,657
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,747,657
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
   INSTRUCTIONS)  / /


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   IN
--------------------------------------------------------------------------------


                               Page 6 of 17 pages

---------------------                                         ------------------
CUSIP No. 78388X-10-1               13G                       Page 7 of 17 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   David Kronfeld
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA

--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

       NUMBER OF                   0
                        --------------------------------------------------------
         SHARES             6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   1,483,641
                        --------------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                    0
                        --------------------------------------------------------
         WITH:              8      SHARED DISPOSITIVE POWER

                                   1,483,641
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,483,641
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
   INSTRUCTIONS)


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   13.7%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   IN
--------------------------------------------------------------------------------


                               Page 7 of 17 pages

     NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Boston Capital Ventures III, Limited Partnership; (ii) BC Partners Limited Partnership;
(iii) Boston Capital Ventures II Limited Partnership; (iv) Boston Capital Partners II; (v) Boston Capital Ventures Limited Partnership; (vi) BC&V Limited Partnership; (vii) Boston Capital Partners; (viii) A. Dana Callow, Jr.; (ix) H.
J. von der Goltz and (x) David Kronfeld.

ITEM 1.(a).  NAME OF ISSUER:  SCC Communications Corp.

ITEM 1.(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             6285 Lookout Road, Boulder, Colorado.

ITEM 2.


                  ITEM 2(a)                              ITEM 2(b)                                     ITEM 2(c)
         NAME OF PERSON FILING                           ADDRESS                                CITIZENSHIP OR PLACE OF
                                                                                                      ORGANIZATION

Boston Capital Ventures III,                         c/o Boston Capital Ventures                         Delaware
   Limited Partnership                               45 School Street
         ("BCV III")                                 Boston, MA  02108

BD Limited Partnership  ("BDP"),                     c/o Boston Capital Ventures                         Delaware
  the sole general partner of BCV III                45 School Street
                                                     Boston, MA  02108

Boston Capital Ventures II                           c/o Boston Capital Ventures                         Delaware
Limited Partnership                                  45 School Street
         ("BCV II")                                  Boston, MA  02108

Boston Capital Partners II ("BCP II"),               c/o Boston Capital Ventures                         Massachusetts
the sole general partner of BCV II                   45 School Street
                                                     Boston, MA  02108

Boston Capital Ventures                              c/o Boston Capital Ventures                         Delaware
 Limited Partnership ("BCV")                         45 School Street
                                                     Boston, MA  02108

BC&V Limited Partnership ("BC&V"),                   c/o Boston Capital Ventures                         Delaware
 the sole general partner of BCV                     45 School Street
                                                     Boston, MA  02108

Boston Capital Partners ("BCP"),                     c/o Boston Capital Ventures                         Massachusetts
  the sole general partner of BC&V                   45 School Street
                                                     Boston, MA  02108

A. Dana Callow, Jr., a general                       c/o Boston Millennia Partners                       United States
  partner of BDP, BCP II and BCP                     30 Rowes Wharf
                                                     Boston, MA  02110

H. J. von der Goltz, a general                       c/o Boston Capital Ventures                         Guatemala
  partner of BDP, BCP II and BCP                     45 School Street
                                                     Boston, MA  02108


                               Page 8 of 17 pages



David Kronfeld, a general partner of                 JK & B Capital                                      United States
  BDP and BCP II                                     Chicago, IL 60601


ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2(e). CUSIP NUMBER:  78388X-10-1

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-
              1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

              (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act.

              (d) [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

              (e) [ ] Investment Adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E).

              (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

              (g) [ ] A Parent Holding Company, in accordance with
                      Section 240.13d-1(b)(1)(ii)(G).

              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

              (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

              Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).


ITEM 4. OWNERSHIP.

      (a)  AMOUNT BENEFICIALLY OWNED

         As of December 31, 1998, each of the following is the holder of record and beneficial holder of the number of shares of Common Stock;


                                           RECORD HOLDER             BENEFICIAL HOLDER
                                           -------------             -----------------


                               Page 9 of 17 pages



BCVIII                       1,219,626 shares            1,747,657 shares
BDP                                  0 shares            1,747,657 shares
BCV II                         264,015 shares            1,747,657 shares
BCP II                               0 shares            1,747,657 shares
BCV                            264,016 shares            1,747,657 shares
BC&V                                 0 shares            1,747,657 shares
BCP                                  0 shares            1,747,657 shares
Mr. Callow                           0 shares            1,747,657 shares
Mr. von der Goltz                    0 shares            1,747,657 shares
Mr. Kronfeld                         0 shares            1,483,641 shares



By virtue of their relationship as affiliated partnerships, certain of whose general partners share some of the same individual general partners, each of BCV III, BDP, BCV II, BCP II, BCV, BC&V, BCP may be deemed to own beneficially the same shares

         (b)      PERCENT OF CLASS

         BCV III                          16.1%
         BDP                              16.1%
         BCV II                           16.1%
         BCP II                           16.1%
         BCV                              16.1%
         BC&V                             16.1%
         BCP                              16.1%
         Mr. Callow                       16.1%
         Mr. von der Goltz                16.1%
         Mr. Kronfeld                     13.7%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR DIRECT THE VOTE:

                           BCV III                           0
                           BDP                               0
                           BCV II                            0
                           BCP II                            0
                           BCV                               0
                           BC&V                              0
                           BCP                               0
                           Mr. Callow                        0
                           Mr. von der Goltz                 0
                           Mr. Kronfeld                      0



                  (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE:

                           BCV III                   1,747,657
                           BDP                       1,747,657
                           BCV II                    1,747,657
                           BCP II                    1,747,657
                           BCV                       1,747,657
                           BC&V                      1,747,657


Page 10 of 17 pages



                           BCP                       1,747,657
                           Mr. Callow                1,747,657
                           Mr. von der Goltz         1,747,657
                           Mr. Kronfeld              1,483,641

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                           BCV III                           0
                           BDP                               0
                           BCV II                            0
                           BCP II                            0
                           BCV                               0
                           BC&V                              0
                           BCP                               0
                           Mr. Callow                        0
                           Mr. von der Goltz                 0
                           Mr. Kronfeld                      0

                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                           BCV III                   1,747,657
                           BDP                       1,747,657
                           BCV II                    1,747,657
                           BCP II                    1,747,657
                           BCV                       1,747,657
                           BC&V                      1,747,657
                           BCP                       1,747,657
                           Mr. Callow                1,747,657
                           Mr. von der Goltz         1,747,657
                           Mr. Kronfeld              1,483,641


     Each of BCV III, BDP, BCV II, BCP II, BCV, BC&V, BCP, Mr. Callow, Mr. von der Goltz and Mr. Kronfeld expressly disclaims beneficial ownership of any shares of Common Stock of SCC Communications Corp., except any shares held directly of record or any shares in which they have an actual pecuniary interest.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                         Page 11 of 17 pages

            Not applicable. BCV III, BDP, BVC II, BCP II, BCV, BC&V, BCP, Mr. Callow, Mr. von der Goltz and Mr. Kronfeld expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(H).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.




         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

         Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.


                               Page 12 of 17 pages

                                    SIGNATURE


      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          Date:           February 12, 1999

                                          BOSTON CAPITAL VENTURES III,
                                          LIMITED PARTNERSHIP

                                          By:  BD Partners Limited Partnership.
                                                       its General Partner


                                          By /s/ H. J. von der Goltz
                                            ------------------------------------
                                            H. J. von der Goltz, General Partner


                                          BD PARTNERS
                                          LIMITED PARTNERSHIP


                                          By: /s/ H. J. von der Goltz
                                             -----------------------------------
                                          H. J. von der Goltz, General Partner


                                          BOSTON CAPITAL VENTURES II
                                          LIMITED PARTNERSHIP

                                          By:  Boston Capital Partners II.
                                                       its General Partner


                                          By /s/ H. J. von der Goltz
                                            ------------------------------------
                                          H. J. von der Goltz, General Partner


                                          Boston Capital Partners II


                                          By: /s/ H. J. von der Goltz
                                             -----------------------------------
                                          H. J. von der Goltz, Partner



                               Page 13 of 17 pages

                                          BOSTON CAPITAL VENTURES
                                          LIMITED PARTNERSHIP

                                          By:  BC&V Limited Partnership,
                                                       its General Partner

                                          By:  Boston Capital Partners,
                                                       its General Partner


                                          By /s/ H. J. von der Goltz
                                            ------------------------------------
                                          H. J. von der Goltz, Partner


                                          BC&V
                                          LIMITED PARTNERSHIP

                                          By:  Boston Capital Partners,
                                                       its General Partner


                                          BOSTON CAPITAL PARTNERS

                                          By: /s/ H. J. von der Goltz
                                             -----------------------------------
                                             H. J. von der Goltz, Partner

                                          /s/ A. Dana Callow, Jr.
                                          --------------------------------------
                                          A. Dana Callow, Jr.


                                          /s/ H. J. von der Goltz
                                          --------------------------------------
                                          H. J. von der Goltz


                                          /s/ David Kronfeld
                                          --------------------------------------
                                          David Kronfeld



                               Page 14 of 17 pages